2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
Dear Capital Reserves Funds Shareholder:
THE SCHEDULED SEPTEMBER 17TH SHAREHOLDERS' MEETING IS IN DANGER OF BEING ADJOURNED DUE TO LACK OF VOTING PARTICIPATION!
Several weeks ago we mailed you a letter reminding you to vote on an important proposal that affect your fund(s). To date, we have not received your ballot.
YOUR VOTE IS IMPORTANT!
To facilitate receiving your voted proxy as quickly as possible, we have instructed our independent proxy tabulator to forward the enclosed proxy material to you by overnight delivery. The attached Federal Express envelope addressed to the proxy tabulator has been provided to speed the return of your signed proxy. There is no charge to you for sending the overnight package.
To cast your ballot, simply record your vote on the enclosed proxy card. You can mail your signed proxy card in the Federal Express envelope provided, or fax both the FRONT and BACK of your signed proxy card to 617-871-2569. Be sure to sign the card before mailing it in the envelope provided, or faxing it to the number above. You also have the option of voting your shares by calling toll-free at 800-848-3155.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. Please accept our thanks in advance for your cooperation and prompt attention to this matter.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
CAPRON-PXL2-0797
2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
Dear Capital Reserves Funds Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on an important proposal that affects your fund(s). This information described the proposal and asked for your vote. It has been called to our attention that we have not yet received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations.
You may cast your vote for, against, or to abstain on the proposal by completing the proxy card and returning it in the envelope provided. Remember, this is an opportunity to voice your opinion on matters concerning your fund(s). IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. You can mail your signed proxy card in the postage paid envelope provided, or fax both the FRONT and BACK of your signed proxy card to 617-871-2569. Be sure to sign the card before mailing it in the postage paid envelope provided, or faxing it to the number above. You also have the option of voting your shares by calling toll-free at 800-848-3155.
REMEMBER, VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
If you have already voted, thank you for your prompt response. If you have any further questions, please call Fidelity Client Services at 800-843-3001.
Thank you.  We appreciate your immediate attention.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
CAPR-PXL2-0797